ASSET PURCHASE AGREEMENT

AGREEMENT made effective as of the 31st day of December, 2010 by and between Anuva Manufacturing Services, Incorporated, a Florida corporation ("Buyer"), and BT Manufacturing Company LLC a Delaware limited liability company ("Seller").

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the properties, assets and business of Seller, all upon the terms and conditions hereinafter set forth

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other consideration paid by Buyer to Seller, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Purchase and Sale of Assets. Upon the terms and provisions of this Agreement, Buyer agrees to purchase and accept delivery from Seller of, and Seller agrees to sell, convey, assign, transfer and deliver to Buyer, at the Closing provided for in Section 3, all personal property including raw materials, inventory, work in process and finished goods and all other assets and business as a going concern of every kind and nature, tangible or intangible, wherever located, including without limitation all of Seller's goodwill, in conjunction with the business as it was conducted at 4005 Dow Road, Melbourne, FL 32934 ("Purchased Assets" on December 30, 2010), excluding, however, the right to use the name "BT Manufacturing Company LLC" and excluding a vehicle with the VIN of 2D7JB21YO3K500618. Without limiting the foregoing, the Purchased Assets shall specifically include those assets set forth on Exhibits "A" and "B" attached hereto which by this reference are incorporated herein, receipt of which is hereby acknowledged by Buyer.

2. Consideration. As consideration for the Purchased Assets, Buyer shall pay to Seller:

2.1 Payment at the Closing. At the Closing Buyer will pay to Seller in cash, without setoff, the amount of $530,250.

2.2 Earn-out. In addition, Buyer shall pay to Seller, or to its order, for each calendar quarter set out below (the "Earn-Out Period"), a sum (the "Earn Out Payment") as herein determined based upon the gross revenue received by Buyer and/or its affiliates in cash or kind from customers ("Aggregate Customer Payments") as follows:

2011
3Q 5% of gross revenue over 2.1 million
4Q 5% of gross revenue over 2.4 million

2012
1Q 5% of gross revenue over 2.75 million
2Q 5% of gross revenue over 3.1 million
3Q 5% of gross revenue over 3.4 million
4Q 5% of gross revenue over 3.8 million

2013
1Q 4% of gross revenue over 4.2 million
2Q 4% of gross revenue over 4.6 million

Within forty-five (45) days following the close of each respective calendar year, Buyer shall deliver to Seller the Earn Out Payment together with a certification of the Aggregate Customer Payments received by Buyer for the applicable year. Seller, or its assignee, shall have the right to audit Buyer's records. If the reported revenue is incorrect by more than 5%, then Buyer shall pay the costs of the audit plus 10% on the quarterly payment. If no change is required as a result of the audit, then and in such event, Seller, or its assignee, shall pay to Buyer the sum of $5000 as reimbursement for its expense in hosting the audit.

2.3 Assumption of Certain Liabilities. In addition, Buyer shall assume at Closing and undertake to perform:

(A) any and all performance obligations owed to customers under executory contracts transferred to Buyer; and

(B) any future payment obligations to vendors under existing purchase orders assumed by Buyer for goods not yet delivered to Seller; in the case of goods in inventory at Closing supplied by DRS, payment obligations to DRS directly related to such inventory, which is $102,000. Any amounts due DRS in excess of $102,000 shall remain the sole responsibility of Seller.

(C) at Closing, Buyer shall enter into a lease with Braid Development, LLC for the premises previously occupied by Seller which are located at 4005 Dow Road, Melbourne, Florida ("Premises"), which lease shall relieve Seller and its affiliates of liabilities under all previous leases with Braid Development, LLC;

(D) obligation due Fleetwood Financial bearing Lease # 030-3005898-001 having a payoff of approximately $28,250.00.

Except as otherwise expressly provided in this Agreement, Seller shall pay, satisfy and discharge all of its debts, liabilities and obligations with respect to the Purchased Assets prior to or at the Closing and the Purchased Assets shall be free and clear of any and all claims, liabilities, obligations, liens, pledges, encumbrances, charges and restrictions of every kind, nature and description.

3. Closing. The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of BT Manufacturing Company LLC, 4005 Dow Road, Melbourne, FL 32934 (or at such other place as the parties may mutually agree) at a time and place selected by Seller and Buyer ("Closing Date"). If the Closing is postponed, all references to the Closing Date in this Agreement shall refer to the postponed date.

3.1 Documents to be Delivered by Seller to Buyer. At the Closing, Seller will deliver to Buyer:

(A) a general instrument of sale, conveyance, assignment, transfer and delivery with full covenants of warranty as to Seller's good and marketable title to the Purchased Assets;

(B) such specific instruments of sale, conveyance, assignment, transfer and delivery with full covenants of warranty as to Seller's good and marketable title to such of the Purchased Assets included within such general instrument of sale, conveyance, assignment, transfer and delivery as Buyer shall reasonably request;

(C) all of Seller's contracts, books, records and other data related to the Purchased Assets and Seller's operations except Seller's minute and stock books and all other records which Seller is required by law to keep in its possession;

(D) a certificate of Seller certifying as to the accuracy of Seller's representations and warranties at and as of the Closing and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing;

(E) a certificate of Seller certifying as to certain corporate matters;

(F) estoppel letter from Brevard County Tax Collector affirming the balance due under tax account P002388, lien warrant # 163.000 and agreeing to satisfy such indebtedness in full upon payment of said amount.

(G) Seller and Buyer will execute a mutual release that will serve to release, acquit and forever discharge the other from any and all claims, actions, causes of action, suits, damages, demands, debts, sums of money, accounts, covenants, contracts, controversies, agreements, promises, liabilities, costs or judgment which either ever had or now may have, for any reason, matter, cause or thing whatsoever arising out of and with respect to the sale and purchase of the Purchased Assets.

3.2 Documents to be Delivered by Buyer to Seller. At the Closing, Buyer will deliver to Seller:

(A) a certificate of Buyer certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing;

(B) a certificate of Buyer certifying as to certain corporate matters, together with all of the attachments referred to therein; and

(C) such other certificates and documents as Seller or its counsel may reasonably request.

3.3 Form and Substance of Documents. The documents and instruments referred to in the Sections above shall be in form and substance satisfactory to counsel for the party to whom they are delivered.

3.4 Passage of Title at Closing. Upon delivery of the instruments of sale, conveyance, assignment, transfer and delivery, title to the Purchased Assets shall pass to Buyer at the Closing. At the Closing, Seller will put Buyer in full, complete and quiet possession and enjoyment of all of the Purchased Assets and from and after the Closing the ownership and operation of the Purchased Assets and the business of Seller to be sold to Buyer pursuant to this Agreement shall be for the account and risk of Buyer. Buyer shall be under no liability for any debt, liability or obligation of Seller incurred after the Closing or arising out of any transaction by Seller or any event occurring with respect to Seller after the Closing.

3.5 Assignment of Seller's Contracts. Nothing in this Agreement shall be deemed to constitute an assignment or an attempt to assign any contract or other agreement to which Seller is a party if the attempted assignment thereof without the consent of the other party to such contract or agreement would constitute a breach thereof or affect in any way the rights of Seller thereunder. If after Seller has used its best efforts to obtain the consent of any such other party to such contract or agreement, such consent shall not be obtained at or prior to the Closing, or an attempted assignment thereof at the Closing would be ineffective and would affect adversely the rights of Seller thereunder, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract or agreement, including the enforcement, at the cost and for the benefit of Buyer, of any and all rights of Seller against such other party thererto arising out of the breach or cancellation thereof by such other party or otherwise.

3.6 Payment of Seller's Obligations at Closing: The closing agent shall pay from Seller's proceeds at Closing the following obligations of Seller:

(A) DRS payable to the extent of $102,000.

(B) Brevard Count Tax Collector - personal property tax on the Purchased Assets.

(C) Fleetwood Financial Lease # 030-3005898-001.

(D) Braid Development, LLC .

(E) Sovereign Bank security interest in the Purchased Assets.

The total to be paid is $530,250.

4. Representations and Warranties by Seller. Seller represents and warrants to Buyer as follows:

4.1 Organization. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Seller has delivered to Buyer complete and correct copies of its Certificate of Formation and Operating Agreement as in effect on the date hereof. Seller is duly qualified or licensed to do business and is in good standing as a foreign entity in Florida. Seller is not required to be qualified or licensed to do business as a foreign entity in any other jurisdiction.

4.2 Subsidiaries and Other Equity Investments. Seller does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

4.3 Authority. Seller has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Sole Manager of Seller and no other proceeding on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the performance of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of Seller and, when executed and delivered on behalf of Buyer will be, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

4.4 No Violation. Neither the execution, delivery nor performance of this Agreement nor consummation of any of the transactions provided for in this Agreement (i) will violate or conflict with the Certificate of Formation or Operating Agreement of Seller, (ii) will result in any breach of or default under any provision of any contract or agreement of any kind to which Seller is a party or by which Seller is bound or to which any property or asset of it is subject, (iii) is prohibited by or requires Seller to obtain or make any consent, authorization, approval, registration or filing under any stature, law, ordinance, regulation,

rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which Seller is a party or by which Seller is bound or with respect to which Seller is an obligor or guarantor or (v) will result in the creation of imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of Seller.

4.5 Title to Assets. Seller has, or will acquire at closing by the payment of money, good and marketable title to all of the Purchased Assets which shall at Closing be subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance. Neither Seller nor any property or asset owned or leased by it is in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof of which Seller has knowledge or, whether or not Seller has knowledge thereof, the violation of which will not have a material adverse effect on the conduct of the business or the ownership or use of the Purchased Assets.

4.6 Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of Seller's knowledge, threatened or proposed in any manner, or, to the best of Seller's knowledge, any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving Seller or any of its properties or assets that (i) if asserted and decided adversely to Seller, could materially and adversely affect the operations (present or prospective) or the business (present or prospective) of Seller, or (ii) questions the validity of this Agreement, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by Seller under this Agreement. There is no arbitration proceeding pending or threatened or proposed in any manner under any collective bargaining agreement or other agreement or otherwise. None of Seller's properties or assets is subject to any judicial or administrative judgment, order, decree or restraint.

4.7 Patents and Trademarks. Seller owns no patent relating to any product which it manufactures or sells or any process used in the manufacture of any such product, nor has any license under any patent been issued to it relating to any such product or any such process, and there is no patent which would cover any such product or any such process. Seller owns no copyright, registered trademark or trade name, nor has any license to use any copyright, trademark or trade name been issued to it, nor does Seller use any copyright, registered trademark or trade name in its operations or business.

4.8 Compliance with Laws. Seller has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to it or any of its respective properties, assets, operation and business, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the property, operation, financial condition or prospects of Seller. Seller has received no opinion or memorandum or legal advice from any legal counsel to the effect that it is exposed to any liability or disadvantage that is or may be material to Seller. Seller is in compliance with (i) all applicable requirements of all United States governmental authorities with respect to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, (ii) all applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder and (iii) all applicable laws and related rules and regulations of all United States jurisdictions affecting labor union activities, civil rights or employment, including without limitation, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act and the National Labor Relations Act.

4.9 Environmental Matters. Seller has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to its or its respective properties, assets, operations and businesses relating to environmental protection including, without limitation, standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of solid wastes and hazardous wastes. Seller has obtained and adhered to all necessary permits and other approvals, including interim status under the Federal Solid Waste Disposal Act, necessary to store, dispose of and otherwise handle hazardous wastes and has reported, to the extent required by all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees, all past and present sites owned and operated by Seller where hazardous wastes have been treated, stored or disposed of. Seller knows of no location on the property of Seller where hazardous wastes or other harmful substances have entered or are likely to enter. Seller has not transported hazardous wastes or arranged for the transportation of hazardous wastes to any site, which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against Seller or Buyer for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, claims under the Comprehensive environmental Response, Compensation and Liability Act of 1980.

4.10 Governmental Authorizations and Regulations. Schedule 4.10 lists all licenses, franchises, permits and other governmental authorizations held by Seller material to the

conduct of its business. Such licenses, franchises, permits and other governmental authorizations are valid, and Seller has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Seller holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a material adverse effect on its business. The business of Seller is not being conducted, and no properties or assets of Seller relating thereto are owned or are being used by Seller in violation of any statute, law, ordinance, regulation, rule or permit of any governmental entity or any judgment, order or decree. All products manufactured or sold by Seller comply in all material respects with all statutes, laws, ordinances, regulations and rules and criteria governing the design, manufacture and intended us thereof.

4.11 Brokers. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on by Seller directly with Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

4.12 Tax Returns. Seller has filed, or caused to be filed with the appropriate agencies, all tax returns and tax reports required by law to be filed by Seller and (i) no audit of any federal or state income tax returns or other tax returns filed by Seller is in progress, pending or threatened, (ii) there exists no unpaid obligation for federal or state income or other tax or any other tax deficiency assessed against Seller by any governmental authority, and (iii) all taxes imposed under the Internal Revenue Code of 1986, as amended, and all other income, profits, franchise, sales, use, occupation, property, excise, ad valorem and other taxes which are due (regardless of whether or not such taxes have been assessed), have been fully paid.

4.13 No Further Representations or Warranty. Except as set forth above, Seller makes no representation or warranties to Seller and specifically excludes the implied warranties of merchantability and fitness for a particular purpose.

5. Representations and Warranties by Buyer. Buyer represents and warrants to Seller as follows:

5.1 Corporate Organization. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida and has the limited liability company power and authority to carry on the business now being conducted by Seller and to acquire and own and operate the Assets.

5.2 Authorization of Agreement; No Violation. Buyer's Board of Directors has duly authorized the execution and delivery of this Agreement and the purchase and the consummation of the other transactions contemplated hereby. Buyer has delivered to Seller a true and complete copy, certified by its Secretary, of the resolutions which have

been duly adopted by its Members authorizing such execution and delivery and such purchase and the consummation of such other transactions. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation of any of the transactions contemplated hereby (i) will violate or conflict with any provision of the Articles of Organization or Operating Agreement of Buyer or (ii) will result in any breach of or default under any provision of any contract or agreement of any kind to which Buyer is a party or by which Buyer is bound or to which the properties or assets of it is subject. Buyer has delivered to Seller copies of its Articles of Organization and all amendments thereto and a copy of its Operating Agreement, which are true and complete copies of such instruments as in effect on the date of this Agreement.

5.3 Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving Buyer or any of its properties or assets that (i) questions the validity of this Agreement or (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by Buyer under this Agreement.

5.4 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for a finder's fee brokerage commission or like payment.

6. Covenants of Seller. Seller covenants and agrees with Buyer as follows:

6.1 Access, Information and Documents. Pending the Closing, Seller will give to Buyer and to its agents and representatives (including but not limited to, accountants, lawyers and appraisers) full and complete access during normal working hours to any and all of the properties, assets, books records and other documents of Seller to enable Buyer to make such examination of the business, properties, assets, books, records and other documents of Seller as Buyer may determine, and Seller will furnish to Buyer such information and copies of such documents and records as Buyer shall reasonably request. As part of such examination Buyer may make such inquiries of such persons having business relationships with Seller (including, but not limited to, suppliers, licensees, distributors and customers) as Buyer shall determine (but will do so only in cooperation with Seller) and Seller shall cooperate fully, with Buyer in connection therewith. Seller shall also give Buyer access to the customers of Seller so that Buyer can reasonably assure itself that the majority of such customers shall continue to do business with Buyer after the Closing.

6.2 Consents and Approvals. Seller shall use its best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances,

regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

6.3 Discharge of Liabilities. At Closing, Seller will cause to be discharged certain of the debts and obligations of Seller to include:

(A) liabilities arising through the date of the Closing under that certain lease by and between Seller and Braid Development, LLC; and

(B) liabilities due Sovereign Bank to the extent of effecting a release of the security interest in the Purchased Assets.; and

(C) liabilities due Fleetwood Financial to the extent of equipment remaining within the premises located at 4005 Dow Road, Melbourne, FL 32934 as of January 1, 2011; and

(D) unpaid tangible personal property taxes accruing on the Purchased Assets thru the Closing Date.

7. Covenants of Buyer.

7.1 Confidential Information. Buyer shall exert reasonable efforts, at least as stringent as those employed by it for the preservation and maintenance of its own proprietary information and trade secrets, to preserve and maintain all proprietary information and trade secrets of Seller received or confirmed in documentary form by Buyer from Seller and shall not disclose to any third person or use any such proprietary information or trade secret for personal advantage, except that Buyer shall be free to use and disclose all or any of such proprietary information and trade secrets which (a) were already in its possession at the time of disclosure to it; (b) are a matter of public knowledge; (c) have been or are hereafter published other than through Buyer; or (d) are lawfully obtained by Buyer from a third person without restrictions of confidentiality. The covenants of Buyer contained in this Section 7.1 shall terminate at the Closing.

7.2 Consents and Approvals. Buyer shall use its best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

7.3 No Unreasonable Interference. Pending the Closing, Buyer will not take any action which could reasonably be expected to interfere unreasonably with the business or operations of Seller.

8. Conditions Precedent to Seller's Obligation to Sell the Assets. The obligation of Seller to sell the Assets is subject to the fulfillment prior to or at the Closing of the following conditions:

8.1 Buyer's Performance. There shall not be any material error, misstatement or omission in the representations and warranties made by Buyer in this Agreement; all representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer to Seller pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time except (i) as contemplated by this Agreement and (ii) to the extent, if any, Buyer and Seller shall waive the same; and Buyer shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer and at or before the Closing.

8.2 Consents and Approvals. Seller and Buyer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller or Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

9. Conditions Precedent to Buyer's Obligation to Purchase the Assets. The obligation of Buyer to purchase the Assets is subject to the fulfillment prior to or at the Closing of the following conditions:

9.1 Seller's Performance. There shall not be any material error, misstatement or omission in the representations and warranties made by Seller in this Agreement; all representations and warranties by Seller contained in this Agreement or in any written statement delivered by Seller to Buyer pursuant to the Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time except (i) as contemplated by this Agreement and (ii) to the extent, if any, Buyer shall waive the same; and Seller shall have performed and complied with all the terms provisions and conditions of this Agreement to be performed and complied with by Seller at or before Closing.

9.2 Consents and Approvals. Seller and Buyer shall have obtained all consents, authorization and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court of governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller of Buyer,

as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the consent of Braid Development, LLC and Sovereign Bank.

9.3 Physical Properties. There shall have occurred no material damage to or destruction or loss of (whether or not covered by insurance) any of Seller's Assets.

10. Termination. This Agreement may be terminated as follows:

10.1 Termination by Buyer. Buyer may, without liability to Seller, terminate this Agreement by notice to Seller (i) at any time prior to the Closing if material default shall be made by Seller in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller that cannot be cured at or prior to the Closing, or (ii) at the Closing if any of the conditions precedent to the performance of Buyer's obligations at the Closing shall not have been materially fulfilled.

10.2 Termination by Seller. Seller may, without liability to Buyer, terminate this Agreement by notice to Buyer (i) at any time prior to the Closing if default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Closing, or (ii) at the Closing if any of the conditions precedent to the performance of Seller's obligations at the Closing shall not have been materially fulfilled.

10.3 Effect of Termination. If this Agreement is terminated, this Agreement shall no longer be of any force of effect and there shall be no liability on the part of any party or its respective directors, officers of shareholders except, in the case of termination because of a material default or material breach resulting from the willful fault of another party, the aggrieved party or parties may recover from the defaulting party the amount of expenses incurred by such aggrieved party or parties in connection with this Agreement and the transactions contemplated hereby which the aggrieved party or parties would otherwise have to bear pursuant to Section 11.2 or 11.4 respectively, of this Agreement. If this Agreement shall be terminated, each part will (i) redeliver all documents, work papers and other materials of any other party relating to the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, to the part furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom and all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed

by such party to any third person to the detriment of the party furnishing such information or any of its subsidiaries.

11. Survival of Representations and Warranties; Indemnification.

11.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, any Schedule and any certificate delivered at the Closing by Seller or Buyer shall be deemed to have been relied upon notwithstanding any investigation heretofore or hereafter made or omitted by any party hereto and shall survive the Closing for a period of nine (9) months.

11.2 Seller's Indemnification Obligations. Subject to the terms and conditions of this Section 11, Seller agrees to indemnify and hold Buyer harmless against any and all losses, costs and expenses (including, without limitation, legal and other expenses), except as expressly limited by the terms of Section 11.1 resulting from or relating to:

(A) any material misrepresentation or material breach of any warranty of Seller contained in this Agreement or in any Schedule of Seller or any certificate delivered by Seller at the Closing; provided that any claim for indemnification by Buyer under this paragraph (A) may be made no later than a date nine (9) months from and after the Closing Date;

(B) any material breach of any covenant of Seller contained in this Agreement, provided that any claim for indemnification by Buyer under this paragraph (B) for the breach of any covenant of Seller may be made no later than a date nine (9) months from and after the expiration of the period during which such covenant was to be performed; and .

(C) any debt, liability or obligation of Seller other than the Assumed Liabilities.

and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

11.3 Limitations on Seller's Indemnification Obligations. Seller shall have no obligation to provide indemnification pursuant to Section 11.2 except to the extent that the aggregate amount of indemnification to which Buyer, but for this Section 11.3, otherwise shall have become entitled hereunder shall exceed $50,000.

11.4 Buyer's Indemnification Obligations. Subject to the terms and conditions of this Section 11, Buyer agrees to indemnify and hold Seller harmless against any and all losses, costs and expenses (including, without limitation, legal and other expenses), except as expressly limited by the terms of Section 11.5, resulting from or relating to:

(A) any material misrepresentation or material breach of warranty of Buyer contained in this Agreement or in any Schedule of Buyer or in any certificate delivered by Buyer at the Closing; provided that any claim for indemnification by Seller under this paragraph (A) may be made no later than a date nine (9) months from and after the Closing Date;

(B) any material breach of any covenant of Buyer contained in this Agreement, provided that any claim for indemnification by Buyer under this paragraph (B) for the breach of any covenant of Seller may be made no later than a date nine (9) months from and after the expiration of the period during which such covenant was to be performed; and

(C) any of the Assumed Liabilities.

and any and all actions, suits, demands, assessments or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

11.5 Limitations on Buyer's Indemnification Obligations. Buyer has no obligation to provide indemnification pursuant to Section 11.4 except to the extent that the aggregate amount of indemnification to which Seller, but for this Section 11.5, otherwise shall have become entitled hereunder shall exceed $50,000.

11.6 Procedure for Indemnification Claims. The respective indemnification obligations of Seller and Buyer pursuant to Sections 11.2 and 11.4 shall be conditioned upon compliance by Seller and Buyer with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement;

(A) If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

(B) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party may participate, at its expense, in the defense of such claim action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim, action or proceeding.

(C) If the Indemnifying Party does not assume the defense of any such claim action or proceeding, the Aggrieved Party may defend against such claim, action or proceeding in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. If the Indemnifying Party, within ten days after notice shall have been given to it by the Aggrieved party of the latter's intention to effect a settlement of any such claim, action or proceeding, which notice shall describe with particularity the terms of any such proposed settlement, shall not deposit with an escrowee mutually satisfactory to the Aggrieved Party and the Indemnifying Party a sum equivalent to the total amount demanded in such claim, action or proceeding or deliver to the Aggrieved Party a surety bond or an irrevocable letter of credit for such sum in form and substance reasonably satisfactory to the Aggrieved Party, then the Aggrieved Party may settle such claim, action or proceeding on the terms detailed in its notice to the Indemnifying Party, and the Indemnifying Party shall be deemed to have agreed to the terms of such settlement and shall not thereafter in any proceeding by the Aggrieved Party for indemnification question the propriety of such settlement. If the Indemnifying Party makes an escrow deposit or delivers a surety bond or letter of credit as aforesaid and thereafter the Aggrieved Party settles such claim, action or proceeding, then in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, the Aggrieved Party shall have the burden of proving the amount of such liability of the Indemnifying Party, and the amount of the payments made in settlement of any claim action or proceeding shall not be determinative as between the Aggrieved Party and the Indemnifying Party of the amount of such indemnification liability, except that the amount of the settlement payments shall constitute the maximum amount of the indemnification liability of the Indemnifying Party. Such escrow

deposit, surety bond or letter of credit shall by their respective terms be payable to the Aggrieved Party in an amount determined in accordance with the last sentence of this paragraph (C) and in the event the Indemnifying Party is held liable for indemnification hereunder. If the Indemnifying Party neither makes an escrow deposit nor delivers a surety bond or letter of credit as aforesaid, so that no settlement of such claim, action or proceeding is effected, in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, such liability shall be for the amount of any judgment or award rendered with respect to such claim or in such action or proceeding and of all expenses, legal and otherwise, incurred by the Aggrieved Party in the defense against such claim, action or proceeding.

(D) In the event an Aggrieved Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of paragraphs (B) and (C), respectively, of this Section 11.6 the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonable incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

11.7 Sole and Exclusive Remedy. The indemnification obligations of Seller and Buyer under this Section 11 shall constitute the sole and exclusive remedies of Buyer and Seller, respectively, for the recovery of money damages with respect to the matters described in Section 11.2 and 11.4, respectively.

12. Mutual Release. Except for the provisions of this agreement that survive closing, the parties shall execute and deliver a mutual release of all claims that either may have against the other with respect to or arising out of the negotiations and sale of the Purchased Assets.

13. Miscellaneous.

13.1 Assurance of Further Action. From time to time after the Closing and without further consideration from Buyer, but at Buyer's expense, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such further instruments of sale, conveyance, assignment, transfer and delivery and take such other action as Buyer may reasonably request in order to more effectively sell, convey, assign, transfer and deliver and reduce to the possession of Buyer any and all of the Assets and consummate the transactions contemplated hereby.

13.2 Expenses. If the Closing is not consummated, except as otherwise provided in Section 10.3, each of the parties will pay all of its own legal and accounting fees and other

expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

13.3 Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to his Agreement.

13.4 Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows: If to Buyer, to c/o Vinu Patel, President, Anuva Manufacturing Services, Inc. 150 Lansing Island Drive, Indian Harbour Beach, FL 32937; if to Seller, to Stephen L. Gurba, Bulova Technologies Group, Inc., Arbor Shoreline Office Complex, 19337 US Hwy 19 N, Suite 525, Clearwater, FL 33764; or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

13.5 Entire Agreement. This Agreement embodies the entire agreement between the parties and there have been and there are no agreements, representations or warranties, oral or written, among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

13.6 Rights Under this Agreement; Nonassignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the written consent of the other party.

13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13.8 Arbitration. Any claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administrered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted by one arbitrator and the arbitration shall be held in Tampa, Florida. Fees for the arbitration shall be borne equally by both parties.

13.9 Heading; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

13.3 Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to his Agreement.

13.4 Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows: If to Buyer, to c/o Vinu Patel, President, Anuva Manufacturing Services, Inc. 150 Lansing Island Drive, Indian Harbour Beach, FL 32937; if to Seller, to Stephen L. Gurba, Bulova Technologies Group, Inc., Arbor Shoreline Office Complex, 19337 US Hwy 19 N, Suite 525, Clearwater, FL 33764; or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

13.5 Entire Agreement. This Agreement embodies the entire agreement between the parties and there have been and there are no agreements, representations or warranties, oral or written, among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

13.6 Rights Under this Agreement; Nonassignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the written consent of the other party.

13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13.8 Arbitration. Any claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administrered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted by one arbitrator and the arbitration shall be held in Tampa, Florida. Fees for the arbitration shall be borne equally by both parties.

13.9 Heading; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

Exhibit "A"

	Equipment Listing	
	2/17/2011	
Item	Description	Qty
1	Wave Vectra Elite VCZ14366	1
2	12 x 4 Feeder	15
3	12 x 8 Feeder	15
4	16 x 12 Feeders	12
5	16 x 8 Feeders	12
6	8 x 4 Feeder	150
7	Component Locators CS4000	2
8	Conveyor 8010	1
9	GlueMachine System 5000	1
10	Hood Workstatons W/Infrared Light	9
11	Oven 3'x4'	1
12	Oven Dual Door 3'x3'	2
13	Placemeet Machine SM321 W / Feeders	2
14	Robot STF005	1
15	Screen Printer HI	1
16	1000XL Masking Machine	8
17	1036 ATMOSCOPE REWORK STATION	6
18	24MM Feeder	2
19	2D Barcode Reader	1
20	426DLX Fume Extact	4
21	Aluminum Pallets	200
22	Aquastorm 100	1
23	ATE Functional Tester - Internally built	1
24	Audio Analyzer	1
25	Audio Tester	1
26	Audio Tester	1
27	Audio Tester	1
28	Autosocket Change Head	1
29	Back UPS 600	6
30	Battery Chargers For Forklifts	2
31	Best Power Ferrups 1.4KVA	1
32	BGA-3500 System	1
33	Board Loader - Simplimatic- S/N M915020-N3218	1
34	Brady BP-THT-360X-Plus	1
35	Cafeteria - Microwave	3
36	Cafeteria - Picnic Tables	2
37	Calibrator Box	1
38	Caliper 14"	1
39	Caliper 8"	1
40	Capacitance Meter	1
41	Capacitance Meter	1
42	Carts - Miscellaneous Sizes and Types	10
43	Central Vacuum System RC250 W / 1400ft Piping	4
44	CF-7 Comp. Lead Former	1
45	CF9 Radial Lead Former	1
46	Chip Programmers Data I/O	5
47	Chrome Wire Shelves Short	54
48	Chrome Wire Shelves Tall	50
49	Clark Forklift #EC500-50 Electric 5,000 LB	1
50	CNC Insertion system 36411ba00	1
51	Conference Room Furniture - table with Chairs	1
52	DELTA ROCKWELL GRINDER MODEL 23416	1
53	DI Water System W / Carbon Tank (Outside)	1
54	Dial Caliper 6"	3
55	DigiBridge	1
56	Digital Switching Board In 303 Unit	18
57	EFD 900 ULTRASERIES 1400 RTV APPLICATOR	3
58	Elect Screwdriver (Stand or Equivalent)	4
59	Electric Tape Dispenser	3

Exhibit "A"

Item	Description	Qty
	Equipment Listing	
	2/17/2011	
1	Wave Vectra Elite VCZ14366	1
2	12 x 4 Feeder	15
3	12 x 8 Feeder	15
4	16 x 12 Feeders	12
5	16 x 8 Feeders	12
6	8 x 4 Feeder	150
7	Component Locators CS4000	2
8	Conveyor 8010	1
9	GlueMachine System 5000	1
10	Hood Workstatons W/Infrared Light	9
11	Oven 3'x4'	1
12	Oven Dual Door 3'x3'	2
13	Placemeet Machine SM321 W / Feeders	2
14	Robot STF005	1
15	Screen Printer HI	1
16	1000XL Masking Machine	8
17	1036 ATMOSCOPE REWORK STATION	6
18	24MM Feeder	2
19	2D Barcode Reader	1
20	426DLX Fume Extact	4
21	Aluminum Pallets	200
22	Aquastorm 100	1
23	ATE Functional Tester - Internally built	1
24	Audio Analyzer	1
25	Audio Tester	1
26	Audio Tester	1
27	Audio Tester	1
28	Autosocket Change Head	1
29	Back UPS 600	6
30	Battery Chargers For Forklifts	2
31	Best Power Ferrups 1.4KVA	1
32	BGA-3500 System	1
33	Board Loader - Simplimatic- S/N M915020-N3218	1
34	Brady BP-THT-360X-Plus	1
35	Cafeteria - Microwave	3
36	Cafeteria - Picnic Tables	2
37	Calibrator Box	1
38	Caliper 14"	1
39	Caliper 8"	1
40	Capacitance Meter	1
41	Capacitance Meter	1
42	Carts - Miscellaneous Sizes and Types	10
43	Central Vacuum System RC250 W / 1400ft Piping	4
44	CF-7 Comp. Lead Former	1
45	CF9 Radial Lead Former	1
46	Chip Programmers Data I/O	5
47	Chrome Wire Shelves Short	54
48	Chrome Wire Shelves Tall	50
49	Clark Forklift #EC500-50 Electric 5,000 LB	1
50	CNC Insertion system 36411ba00	1
51	Conference Room Furniture - table with Chairs	1
52	DELTA ROCKWELL GRINDER MODEL 23415	1
53	DI Water System W / Carbon Tank (Outside)	1
54	Dial Caliper 6"	3
55	DigiBridge	1
56	Digital Switching Board In 303 Unit	18
57	EFD 900 ULTRASERIES 1400 RTV APPLICATOR	3
58	Elect Screwdriver (Stand or Equivalent)	4
59	Electric Tape Dispenser	3

	Equipment Listing	
	2/17/2011	
Item	Description	Qty
119	Multimeter	1
120	Multimeter	1
121	Multimeter	1
122	Multimeter	1
123	Multi-Ton Pallet Jack-T45	3
124	NCI-8230 Counting Scales	2
125	Oscilloscope	2
126	Oscilloscope	2
127	Oscilloscope	1
128	Oscilloscope	1
129	oven (Bemco Model F50/A5)	1
130	Oven 1800EXL	1
131	PAINTSHAKER	1
132	Partitions for Cubicles - Rose	75
133	PCBrM-10 Cont. Reflow Mod	1
134	Personal Computers (113 Units) (EST'D COUNT)	60
135	Personal Computers (Old Technology not P4)(43 Units) (EST'D C	20
136	Pin Gage Set	1
137	Power Supply	1
138	Power Supply	1
139	Power Supply	1
140	Powerware 9330 UPS With External Wrap-Around Maint Bypass	1
141	Primera Acent Laminator (Tag#1) / ADL-100 Autoloader (Tag#2)	1
142	Printer SLVDATPTR	1
143	Printers (15 Units)	15
144	Production Area - Metal Shelving	LOT
145	Production Area - Tables, Chairs, Storage Cabinets, Lockers and	LOT
146	Producton Area - Cubicle Office furniture Consisting of Desk, Ch	LOT
147	Radial Lead Cutter 1500L	1
148	Radial Lead Former (VC-2)	1
149	Reel to Reel Counter (VTEC SMD)	2
150	Refrigerator (SMD)	1
151	Rockwell Belt Sander	1
152	ROCKWELL TABLE SAW MODEL 1450	1
153	Router Machine JR 2400N	1
154	Scale 5,000 LB - WP500	1
155	Screwdriver, Air	4
156	Servers	6
157	Servo Drill Press 7040	1
158	Short Locator	1
159	Smart Tweezers	1
160	Software (MAPICS ERP, CAD, FABMASTER, MS OFFICE, ETC.	Lot
161	Solder Pot	1
162	Solder Pot	1
163	Soldering Iron Hakko 936	50
164	Spectrum Analyzer	1
165	Star Parallel Printer	7
166	Storage Cabinets - 2 Door	10
167	Taping Machine / Seals-SMD Tape & Reel Machine	1
168	Telephone System - Definity (PBX only)	1
169	Temperature Gage	1
170	Thermo Tweezers	2
171	TM3000 Barcode Reader	15
172	Torque OZ.IN.	3
173	Temperature Gage	2
174	Thermo Tweezers	2
175	UPS Model FE10KVa-DR	2
176	UPS Model FE3.1KVA	2
177	UPS Model FE5.3KVA	1